EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT

                                         Jurisdiction of
         Subsidiaries                     Incorporation            Ownership
         ------------                     -------------            ---------
Webpulse Consulting, Inc.                 New Jersey                  100%
Distinctive Devices (India), PLC          India                     98.67%
International Gemsource Inc.              Delaware                    100%
Realtime Systems Ltd.*                    India                     99.97%
Galaxis technology ag                     Germany                     100%
OmniScience Multimedia Lab GmbH**         Germany                     100%
Convergence GmbH***                       Germany                     100%

*   Owned by Distinctive Devices (India) PLC
**  Owned by galaxis technology ag
*** Owned by OmniScience Multimedia Lab GmbH